EXHIBIT 5.1

June 5, 2008

LPL Investment Holdings Inc.

One Beacon Street, Floor 22

Boston, MA  02108

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 45,487,010 shares of Common Stock, $0.001 par value (the “Shares”), of LPL Investment Holdings Inc., a Delaware corporation (the “Company”).  The Shares are issuable under the LPL Investment Holdings Inc. 2005 Stock Option Plan for Non-Qualified Stock Options, the LPL Investment Holdings Inc. 2005 Stock Option Plan for Incentive Stock Options, the LPL Investment Holdings Inc. 2008 Stock Option Plan and the LPL Investment Holdings Inc. Advisor Incentive Plan (collectively, the “Plans”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plans.  For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP